UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                                 SYNTEL, INC.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   87162H103
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP No. 87162H103

1. Name of Reporting Person
   S.S. or I.R.S. Identification No. of Above Person
         Bharat Desai

2. Check The Appropriate Box If A Member Of A Group*
         (a) [  ]
         (b) [  ]

3. SEC Use Only

4. Citizenship or Place of Organization
         U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With:

5. Sole Voting Power:
         8,782,000

6. Shared Voting Power:
         0

7. Sole Dispositive Power:
         8,782,000

8. Shared Dispositive Power:
         0

9. Aggregate Amount Beneficially Owned By Each Reporting Person:
         8,782,000

10. Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*
         [  ]

11. Percent Of Class Represented By Amount In Row (9):
         34.5%

12. Type Of Reporting Person*
         IN

                                 SCHEDULE 13G

Item 1(a)  Name of Issuer:

         SYNTEL, INC. (the "Company")

Item 1(b)  Address of Issuer's Principal Executive Offices:

         2800 Livernois, Suite 400
         Troy, Michigan 48083

Item 2(a)  Name of Person Filing:

         Bharat Desai

Item 2(b)  Address of Principal Business Office:

         2800 Livernois, Suite 400
         Troy, Michigan 48083

Item 2(c)  Citizenship:

         U.S.A.

Item 2(d)  Title of Class of Securities:

         Common Stock

Item 2(e)  CUSIP No.: 87162H103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership

         (a)  Amount Beneficially Owned: 8,782,000

         (b)  Percent of Class: 34.5%

         (c)  Number of shares as to which such person has:
                 (i)     sole power to vote or to direct the vote--
                         8,782,000

                 (ii)    shared power to vote or to direct the vote--
                         0

                 (iii)   sole power to dispose or to direct the disposition
                         of--
                         8,782,000

                 (iv)    shared power to dispose or to direct the
                         disposition of--
                         0

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By Parent

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10.  Certification

         Not applicable.

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 17, 1998

/S/ BHARAT DESAI
(Signature)

BHARAT DESAI
(Name and Title)